EXHIBIT 4.18
AMENDMENT TO THE
SECOND AMENDED AND RESTATED SERVICE AGREEMENT
BY AND BETWEEN
ADS ALLIANCE DATA SYSTEMS, INC.
AND
WORLD FINANCIAL NETWORK NATIONAL BANK
This Amendment (Amendment) to the Second Amended and Restated Service Agreement (Agreement) by and between ADS Alliance Data Systems, Inc. (ADSI) and World Financial Network National Bank (Bank), dated April 1, 2006, hereby amends, modifies and supplements the Agreement as follows:
WHEREAS, the parties now desire to supplement the Agreement to provide an additional provision to the General Provisions of the Agreement as set forth below.
NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, ADSI and Bank agree as follows:
1. Article 10, General Provisions, is hereby amended by the addition of the following new Section 10.13, Receivership:
10.13 Receivership. Alliance Data agrees that if Bank is placed into receivership with the Federal Deposit Insurance Corporation (FDIC), Alliance Data shall continue to comply with the terms of this Agreement, continue to provide the Services in accordance with the Agreement and, upon the request of the FDIC, provide a reasonable time for transition to a successor servicer.
2. This Amendment together with the Agreement comprise the entire agreement between the parties regarding the subject matter of the Agreement and replace any prior oral or written communications. The terms of this Amendment should be read in such a manner as to avoid conflict with the Agreement; however, any inconsistency between the Amendment and the Agreement shall be resolved in favor of the intent of the parties expressed in this Amendment.
3. Each term used herein which is not defined herein shall have the meaning assigned to such term in the Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Agreement shall from and after the date hereof refer to the Agreement amended hereby.
4. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but all of such counterparts shall together constitute one and the same instrument. The provisions included in this Amendment shall be effective as of the Effective Date set forth below.
5. This Amendment shall be governed by and construed in accordance with the laws of the State of Ohio.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment in manner and form sufficient to bind them as of the date noted below.

World Financial Network National Bank		ADS Alliance Data Systems, Inc.

By:	/s/ John J. Coane	By:	/s/ Robert Box

Title:	VP & CFO	Title:	SVP/COO Retail

Date:	1/25/07	Date:	1/25/07